LETTER OF ENGAGEMENT
                                  And
           INVESTOR RELATIONS CONSULTING & SERVICES AGREEMENT

This Investor Relations Services Agreement (the "Agreement") is effective the 29th day of September, 2010, by and between:

Resultz Investor Relations, A Resultz Media Group Corp., Company with the address of 13300 Tecumsch Road East, Tecumseh Ontario, Canada, N8N 4R8. Attention: Daniel S. Mendonca, Manager of IR and Communications (the "I.R. Service").
                                And
Amerilithium Corp. with the address of 981 Coronado Center Dr., Ste. 200, Henderson, NV 89052. Attention: Matthew Worrall, CEO (the "Company").

The parties wish to enter into this Agreement pursuant to which the Company engages the I.R. Service to provide investor relations consulting services for the Company, with the terms and conditions hereinafter set forth and in consideration of the mutual covenants and agreements herein contained and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The I.R. Service will provide to the Company investor relations consulting and services for an initial period commencing no more than 10 days following the receipt and settlement of first payment. These services will be provided for a duration of 180 days, at which time the company may have the option of continuing such services on a to be specified time frame and payment schedule.

The I.R. Service represents and warrants that the services will be performed in a diligent and timely manner, with utmost reasonable care and skill.

The services included will begin the market consultation and media analysis and may include but will not be limited to:

   -  Introduction of RMG program team and team leader
   -  Due diligence book development & understanding
   -  Toll free 877 number for incoming investor inquiries
   -  Email collection and distribution to management
   - Summarized investor book development (investor-corporate fact sheet)
   -  Update & input fundamental corporate data into identified outlets
   - Shareholder identification, communication, survey & tracking model
   -  Press Release Creation and Dissemination (if requested)

Full and encompassing compensation for the performance of this Agreement, the Company shall pay the I.R. Service, in accordance with the terms described herein: all six monthly fees will be of the amount of Two Thousand Five Hundred dollars ($2,500 USD).

Payment shall commence as negotiated, with subsequent payments due the 29th of every month engaged, for the duration of the consecutive six month term. The company is offered the option to extend this service agreement beyond the initial six month term, on a monthly basis for up to an additional consecutive six months at a rate of Two Thousand Five Hundred Dollars (USD $2,500.00) per month. Payment shall be in the form of a cash payment provided via electronic fund transfer to the I.R. Service provided bank account one week prior to services.

2. The I.R. Service is not an Employee. The I.R. Service shall be providing services under this Agreement strictly as an independent contractor, under the direction and supervision of the Company.

3. The Agreement, together with exhibits or schedules, embodies the entire understanding between the parties with any and all prior correspondence, conversation, or memoranda being merged herein and replaced hereby and being void without effect hereon. No prior agreement or understanding pertaining to the subject matter of this Agreement shall be valid or of any force or effect. No representation, inducement, understanding or anything of any nature whatsoever made, stated or represented, other than as set forth in this Agreement, has induced the parties to enter into this Agreement.

4. In the event of a dispute between the parties (i) arising out of or related to the provisions and/or subject matter of this Agreement or the breach thereof, or (ii) relating to any transaction of any kind between the parties to this Agreement or their officers, directors, agents, representatives and/or employees, it is agreed that all such dispute governed by the applicable laws of the province of Ontario, Canada.

5. The terms and conditions of this Agreement shall remain in effect for a period of One hundred and Eight (180) business days from the negotiated start date after the receipt of payment.

In Witness Whereof the parties have executed this Agreement as of the date first above written.

Resultz Investor Relations                    Amerilithium Corp.
A Resultz Media Group Corp Company

By:  /s/Daniel Medonca per RMG Corp.          By: /s/Matthew Worrall
     -------------------------------              ------------------
Position Title:  Manager of IR and
                  Communications              Position Title:  CEO
Date:   September 29, 2010                    Date:  September 29, 2010